CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges                     EXHIBIT 12
 And Ratio of Earnings to Fixed Charges and Preferred Dividends


                                                                   2001                        Year Ended December 31,
                                                           ------------------------------------------------------------------------
                                                            3 Months   12 Months
                                                             Ended       Ended                                            (1)
                                                            March 31    March 31    2000         1999        1998        1997
                                                           ---------   ---------  --------     --------    --------    ---------
     Earnings:
A.       Net Income                                         $12,614     $46,313    $52,595      $51,881     $52,544     $55,086
B.       Federal & State Income Tax                           6,734      33,276     35,598       28,144      28,627      26,237
                                                            -------    --------   --------     --------    --------    ---------
C.       Earnings before Income Taxes                       $19,348     $79,589    $88,193      $80,025     $81,171     $81,323
                                                            =======    ========   ========     ========    ========    =========
D.       Fixed Charges
              Interest on Mortgage Bonds                      2,570      10,707     11,342       13,057      14,225      14,237
              Interest on Other Long-Term Debt                3,348      13,511     12,864       11,094       8,890       8,860
              Other Interest (**)                             3,594       8,887      5,363        4,860       3,639       2,647
              Interest Portion of Rents                         216         934        962          993       1,004       1,020
              Amortization of Premium & Expense on Debt         347       1,267      1,170          993         924         906
                                                            -------    --------   --------     --------    --------    ---------
                  Total Fixed Charges                       $10,075     $35,306    $31,701      $30,997     $28,682     $27,670
                                                            =======    ========   ========     ========    ========    =========

E.       Total Earnings                                     $29,423    $114,895   $119,894     $111,022    $109,853    $108,993
                                                            =======    ========   ========     ========    ========    =========


     Preferred Dividend Requirements:
F.       Allowance for Preferred Stock Dividends
                   Under IRC Sec 247                           $807      $3,230     $3,230       $3,230      $3,230      $3,230
G.       Less Allowable Dividend Deduction                      (32)       (127)      (127)        (127)       (127)       (127)
                                                            -------    --------   --------     --------    --------    ---------
H.       Net Subject to Gross-up                                775       3,103      3,103        3,103       3,103       3,103
I.       Ratio of Earnings before Income
              Taxes to Net Income      (C/A)                  1.534       1.719      1.677        1.542       1.545       1.476
                                                            -------    --------   --------     --------    --------    ---------
J.       Pref. Dividend  (Pre-tax)     (H x L)                1,189       5,334      5,204        4,785       4,794       4,580
K.       Plus Allowable Dividend Deduction                       32         127        127          127         127         127
                                                            -------    --------   --------     --------    --------    ---------
L.       Preferred Dividend Factor                            1,221       5,461      5,331        4,912       4,921       4,707
M.       Fixed Charges    (D)                                10,075      35,306     31,701       30,997      28,682      27,670
                                                            -------    --------   --------     --------    --------    ---------
N.       Total Fixed Charges and Preferred Dividends        $11,296     $40,767    $37,032      $35,909     $33,603     $32,377
                                                            =======    ========   ========     ========    ========    =========

O.       Ratio of Earnings to Fixed Charges     (E/D)          2.92        3.25       3.78         3.58        3.83        3.94
                                                            =======    ========   ========     ========    ========    =========
P.       Ratio of Earnings to Fixed Charges and
         Preferred Dividends     (E/N)                         2.60        2.82       3.24         3.09        3.27        3.37
                                                            =======    ========   ========     ========    ========    =========


    (**) Other Interest = Other Int from I/S less Amort/Premium

    (1)  Restated to properly reflect the exclusion of AFUDC from fixed charges.